EXHIBIT 99.1
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                               News Release

                                 LANDAUER

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                          LANDAUER, INC. REPORTS
                           THIRD QUARTER RESULTS

                Higher Revenues Driven by International and
                     InLight Equipment Revenues Growth


For Further Information Contact:
      Jonathon M. Singer
      Senior Vice President, CFO
      708-441-8311

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GLENWOOD, ILL.--JULY 29, 2008--LANDAUER, INC. (NYSE:  LDR), a recognized leader in personal and environmental radiation monitoring, today reported its revenue and net income for the three and nine months ended June 30, 2008.

THIRD QUARTER 2008 HIGHLIGHTS

  . Revenue grew 6 percent over the prior year's quarter to $21.9 million on continued strong demand for InLight products and increased international sales.

  . Increased volume and continued operating leverage contributed to a $1.0 million, or 7 percent, increase in gross profit over the prior year.

  .   Operating cash flow increased 27 percent to $24.3 million.

  . Net income grew to $5.8 million, or $0.62 per diluted share, representing 9 percent growth over the 2007 third quarter earnings, adjusted for a charge in the prior year.

"We are pleased to report solid revenue and earnings growth during the quarter," stated Bill Saxelby, President and CEO of Landauer. "Our strong financial performance during the quarter is a direct reflection of our continued execution across our strategic priorities of optimizing the core business, driving competitive growth, and pursuing strategic expansion. Going forward, we will continue to focus on effectively managing our resources to foster the appropriate level of progress and growth across each of these key initiatives."

Saxelby continued, "As a leading driver behind Landauer's competitive growth initiative, we continue to see strong demand for our InLight suite of products. While the InLight platform has traditionally driven international expansion, we have made progress during the quarter with sales of our InLight products into the domestic medical market for patient monitoring applications by hospitals and other segments of the medical community. We expect to see continued acceptance of the InLight portfolio, both domestically and abroad, as we leverage the superiority of our OSL technology against the need for effective radiation monitoring worldwide."






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INTERNATIONAL EXPANSION AND INLIGHT FUEL REVENUES FOR THE THREE AND
NINE MONTH PERIODS

Revenues for the third quarter of fiscal 2008 were $21.9 million, a 6 percent increase compared with $20.6 million at this time last year. Domestic revenue rose 1 percent while international revenue increased 24 percent, or $1.1 million, led by growth in most regions, strong InLight service and equipment growth, the impact of favorable currency translation and the addition of a new subsidiary in Mexico.

Cost of sales increased 5 percent from the same quarter last year, while the gross margin expanded to 68.4 percent from 68 percent in the year ago period. Selling, general and administrative expenses for the third quarter increased 5 percent, or $307,000 versus the same quarter last year.
Factors contributing to the increase included international spending to support growth, the impact of foreign exchange and higher salary and benefits related to staff additions. These increases were partially offset by the reduction of expense spending to re-engineer business processes and to replace the company's IT systems that support customer relationship management and the order-to-cash cycle.

As part of the IT initiative begun in fiscal 2007, management completed an evaluation of the usefulness of investments made in legacy information systems' hardware and software with a net book value of approximately $4.6 million. Of these assets, $3.5 million were determined to be either impaired or subject to accelerated depreciation. This resulted in a fiscal 2007 third quarter charge of $2.4 million ($1.4 million, after-tax), of which $2.2 million was for impaired assets.

Net income for the most recent quarter was $5.8 million, compared with $3.9 million a year ago. Earnings per diluted share for the three months were $0.62 versus $0.42 in 2007. Excluding the effect of the asset impairment and accelerated depreciation charges, net income for the quarter in fiscal 2007 was $5.3 million, or $0.57 per diluted share.

For the nine months ended on June 30, 2008, revenues increased 8 percent to $67.5 million versus $62.4 million at this time last year, reflecting higher international sales and increases in InLight equipment placements. The gross profit margin improved to 68 percent versus 67 percent for last year's nine months. Selling, general and administrative expenses for the first nine months of fiscal 2008 increased $1.8 million, or 11 percent, primarily due to the factors discussed above. Year-to-date net income was $17.5 million, a 19 percent increase over prior year. Earnings per diluted share were $1.89 compared with $1.60 for the same period a year ago. Excluding the effect of the asset impairment and accelerated depreciation charges, year-to-date net income for fiscal 2007 was $16.1 million, or $1.75 per diluted share.


FINANCIAL POSITION REMAINS STRONG

Total assets at June 30, 2008, were $112.2 million, up 15 percent from the prior year, including $32.2 million in working capital and $32.1 million in cash. Landauer had no outstanding debt as of June 30, 2008. Cash provided by operating activities compared with the prior year increased 27 percent to $24.3 million for the year-to-date. The increase is due primarily to the increase in net income, dividends received from Nagase-Landauer, Ltd., and contribution from the change in the components of working capital.







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OUTLOOK FOR THE FOURTH QUARTER AND YEAR

In conclusion, Saxelby stated, "Despite the turmoil in the broader economy, we remain confident in our ability to manage our business model with continued financial discipline while generating strong cash flows. Despite increases in certain costs, such as postage and energy, our prudent control of other expenses has allowed us to maintain an effective cost structure that is benefiting us during these volatile times. Going forward, we remain confident that the strength of our product offering, our market leading position in the dosimetry service space, and our commitment to our shareholder's best interests will drive the success of Landauer over the long-term."

Landauer's business plan for fiscal 2008 anticipated aggregate revenue growth for the year to be in the range of 4 - 5 percent. The company also planned a net income increase in the range of 6 - 8 percent excluding the impact of the 2007 asset impairment and accelerated depreciation charges. Based upon year to date performance, the Company anticipates fiscal 2008 performance in the upper end of the planned ranges for revenue and net income.


CONFERENCE CALL DETAILS

The company will host a conference call for investors today, Tuesday, July 29, at 2:00 p.m. Eastern Time (11:00 a.m. Pacific Time) to discuss the third quarter results. To participate, please dial 800-366-7640 (within the United States and Canada), or 303-262-2137 (international callers) approximately 10 minutes before the presentation. To listen to a webcast, please visit the "Investors" page on the company's Web site at www.landauerinc.com at least 15 minutes early to register, download and install any necessary audio software. A replay of the call will remain available on the site for 90 days.


ABOUT LANDAUER

Landauer is the world's leading provider of technical and analytical services to determine occupational and environmental radiation exposure. For more than 50 years, the company has provided complete radiation dosimetry services to hospitals, medical and dental offices, universities, national laboratories, and other industries in which radiation poses a potential threat to employees. Landauer's services include the manufacture of various types of radiation detection monitors, the distribution and collection of the monitors to and from clients, and the analysis and reporting of exposure findings. The company provides its services to 1.5 million people in the United States, Japan, France, the United Kingdom, Brazil, Canada, China, Australia, Mexico and other countries.

















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SAFE HARBOR STATEMENT

Some of the information shared here (including, in particular, the sections titled "Third Quarter 2008 Highlights" and "Outlook for the Fourth Quarter and Year") constitutes forward-looking statements that are based on assumptions and involve certain risks and uncertainties. These include the following, without limitation: assumptions, risks and uncertainties associated with the company's development and introduction of new technologies in general; continued customer acceptance of the InLight technology; the adaptability of optically stimulated luminescence (OSL) technology to new platforms and formats, such as Luxel<registered trademark>+; the costs associated with the company's research and business development efforts; the usefulness of older technologies; the costs and effectiveness of the company's IT platform enhancements; the anticipated results of operations of the company and its subsidiaries or ventures; valuation of the company's long-lived assets or business units relative to future cash flows; changes in pricing of products and services; changes in postal and delivery practices; the company's business plans; anticipated revenue and cost growth; the risks associated with conducting business internationally; other anticipated financial events; the effects of changing economic and competitive conditions; foreign exchange rates; government regulations; accreditation requirements; and pending accounting pronouncements. These assumptions may not materialize to the extent assumed, and risks and uncertainties may cause actual results to be different from what is anticipated today. These risks and uncertainties also may result in changes to the company's business plans and prospects, and could create the need from time to time to write down the value of assets or otherwise cause the company to incur unanticipated expenses. You can find more information by reviewing the "Risk Factors" section in the company's Annual Report on Form 10-K for the year ended September 30, 2007, and other reports filed by the company from time to time with the Securities and Exchange Commission.





                          FINANCIAL TABLES FOLLOW



























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                  SUMMARY CONSOLIDATED INCOME STATEMENTS
         (unaudited, amounts in thousands, except per share data)



                              Three months ended     Nine months ended
                                    June 30,              June 30,
                              -------------------   -------------------
                                2008       2007       2008       2007
                              --------   --------   --------   --------

Net Revenues                  $ 21,902   $ 20,589   $ 67,454   $ 62,382

Costs and expenses:
    Cost of sales                6,929      6,596     21,645     20,817
    Selling, general and
      administrative             6,471      6,164     19,330     17,483
    Impairment and
      accelerated depre-
      ciation charges                -      2,357        376      2,357
                              --------   --------   --------   --------
                                13,400     15,117     41,351     40,657
                              --------   --------   --------   --------

Operating income                 8,502      5,472     26,103     21,725

Other income, net                  633        649      1,918      1,701
                              --------   --------   --------   --------

Income before income taxes
  and minority interest          9,135      6,121     28,021     23,426
Income taxes                     3,214      2,193     10,259      8,652
                              --------   --------   --------   --------

Income before minority
  interest                       5,921      3,928     17,762     14,774
Minority interest therein          128         21        263         68
                              --------   --------   --------   --------
Net income                    $  5,793   $  3,907   $ 17,499   $ 14,706
                              ========   ========   ========   ========


Net income per common share:

    Basic                     $   0.63   $   0.43   $   1.90   $   1.61
                              ========   ========   ========   ========
    Weighted average basic
      shares outstanding         9,244      9,146      9,209      9,116
                              ========   ========   ========   ========

    Diluted                   $   0.62   $   0.42   $   1.89   $   1.60
                              ========   ========   ========   ========
    Weighted average diluted
      shares outstanding         9,307      9,208      9,273      9,186
                              ========   ========   ========   ========










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                    SUMMARY CONSOLIDATED BALANCE SHEETS
                     (unaudited; amounts in thousands)



                                              June 30,    September 30,
                                                2008          2007
                                             ----------   -------------

ASSETS
Current assets:
    Cash and cash equivalents                  $ 32,134        $ 21,069
    Receivables, net of allowances               22,830          19,750
    Other current assets                          9,836           9,686
                                               --------        --------
Total current assets                             64,800          50,505
                                               --------        --------
Net property, plant and equipment                16,812          16,654
Equity in joint venture                           5,602           4,978
Goodwill and other intangible assets,
  net of amortization                            18,359          18,327
Dosimetry devices, net of amortization            4,833           5,345
Deferred income taxes                               380             333
Other assets                                      1,411           1,198
                                               --------        --------
TOTAL ASSETS                                   $112,197        $ 97,340
                                               ========        ========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
    Accounts payable                           $  2,727        $  1,682
    Dividends payable                             4,670           4,375
    Deferred contract revenue                    16,920          13,832
    Other current liabilities                     8,302           8,078
                                               --------        --------
Total current liabilities                        32,619          27,967
                                               --------        --------
Non-current liabilities:
    Pension and postretirement obligations       10,120           9,575
    Other non-current liabilities                   603               -
                                               --------        --------
Total non-current liabilities                    10,723           9,575
Minority interest in subsidiary                     543             288
Stockholders' equity                             68,312          59,510
                                               --------        --------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY     $112,197        $ 97,340
                                               ========        ========


















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